Exhibit 99.2

Filed by Horizon Bancorp (0-10792)
Pursuant to Rule 425 under the Securities Act of 1933 and

Subject Company:  Heartland Bancshares, Inc.

Questions & Answers

February 9, 2012
The Merger Between Horizon Bancorp an Indiana Based Community Bank Holding Company
and Heartland Bancshares, Inc.

Q:  Why the merger between Horizon Bancorp (Horizon) an Indiana Based Community Bank and Heartland Bancshares, Inc. (Heartland)?
A:  The Companies have shared philosophies when it comes to our commitment to local, home town banking in order to best serve the needs of our customers and communities.

Q:  What will happen to Heartland as a result of this merger?
A:  Heartland will be merged with and into Horizon, with Horizon as the surviving entity.  Heartland Community Bank will also be merged with Horizon Bank at the same time, with Horizon Bank as the surviving bank.  As a result, after the merger, Horizon and Horizon Bank, respectively, will have all of the assets, liabilities, obligations and benefits of both entities. To introduce the Horizon name in Johnson County, we intend to operate the existing Heartland Community Bank branches under the name “Heartland Community Bank, a Horizon Company.”

Q: What will Heartland’s shareholders receive for their shares?
A:  Heartland’s shareholders will receive 0.54 shares of Horizon common stock for each share of Heartland common stock they own.  The exchange ratio is subject to change dependent upon certain provisions of the agreement.

Q:  Who is Horizon Bank?
A:  Horizon Bank is a locally owned, independent community bank that has a 138-year history headquartered in Michigan City, Indiana.  Horizon offers banking and investment services in twenty-three locations throughout Northern Indiana and Southwestern Michigan.  Horizon’s total assets are approximately $1.5 billion and they have reported record earnings for the past twelve consecutive years.  As a result of its financial track record Horizon has paid in excess of 100 consecutive quarterly dividend payments and for the last four consecutive years the U.S. Banker magazine has named Horizon among the top 200 performing community banks in the nation.  In addition, Horizon has been recognized state wide for its family friendly employment practices, policies and contributions to the communities it serves.

Q: Is Horizon Bancorp a publicly traded company?
A: Horizon Bancorp is a publicly traded company and its common stock is traded on the NASDAQ Global Market under the symbol HBNC.  In addition, Horizon has an employee stock ownership plan (“ESOP”) whereby eligible employees, after one year of service, receive shares in HBNC common stock based on an annual determination by Horizon’s board of directors.  Horizon’s ESOP owns approximately 15% of its outstanding common stock.

Q: Why is Horizon interested in Johnson County, Indiana?
A: Heartland has a strong culture of customer focus, accountability and community involvement all of which aligns well with Horizon’s values.  The Heartland team has achieved the highest deposit share in Johnson County, since its inception in 1997.  It has been Horizon’s goal to expand throughout Indiana and this will allow us to continue this process.

Q:  When will the merger be completed?
A:  Horizon anticipates the closing to take place in the second quarter of 2012.

Q:  Who will lead the Heartland banking team after the merger?
A:  Steve Bechman will be Heartland’s Community Bank President and Jeff Goben will serve as the Senior Vice President responsible for Heartland’s retail banking team.

Q:  Will Heartland stay “local”?
A:  The offices of Heartland will continue to serve the needs of their customers and communities.  Horizon has a closely held belief to hire and retain local talent with similar community banking values.

Q:  Will some of Heartland employees lose their jobs?
A:   Yes.  Redundant positions will be eliminated primarily in back office, operational and finance positions. To help ease the transition for those employees whose positions are at risk, Horizon will offer severance payments to Heartland’s employees who stay through the transaction closing or data processing conversion dates.

Q:  When will Heartland employees know the status of their positions?
A:  The target date to provide notification to all of Heartland’s employees is March 23, 2012.

Q:  Will the Heartland employees who stay with Horizon retain their years of service?
A:  Yes. For the purpose of determining vesting in Horizon’s employee benefit plans, Heartland employees who continue employment with Horizon will be given credit for their years of service with Heartland.

Q:  Will Heartland’s employees who will not be retained by Horizon receive career counseling?
A:  Yes. Horizon will provide access to career counseling services for Heartland’s employees.

Q:  Will personal, emotional or family counseling be made available?
A:  Yes. Through Horizon Bank’s Employee Assistance Program (EAP), each Heartland employee and their immediate family members may utilize the services of a professional counselor for up to six visits.  Detailed information will be supplied to Heartland employees on how they may utilize and access this service.

Q: Will any of Heartland’s branch or ATM locations be closed?
A: At this time Horizon has not completed its analysis of Heartland’s branch or ATM locations.   Horizon intends to have this analysis completed by March 23, 2012.

Q: Will the office / drive up hours change?
A: Horizon anticipates the office and drive up hours for Heartland to remain the same.

Q:  Do you plan to convert data processing systems?
A:  Yes.  The plan is to convert all of Heartland’s core data processing systems onto Horizon’s systems.  The target date for converting data processing systems will be determined at a later date.

Q:  Will the benefits and fees on Heartland’s customer deposit accounts change?
A:  It is too early to determine at this time.  Prior to a data processing conversion, Horizon will develop a product comparison model and map, which it will share with you.  This model will display any changes to fees and additional product benefits. Horizon will notify all customers affected by changes if any, to their accounts by a letter giving them at least 30 days prior notice.  Prior to implementing any product changes, Heartland’s senior leadership team will be involved with and review any product changes.

Q:  Will interest rates or terms change for Heartland’s deposit customers, including certificate of deposit holders?
A: Interest rates on contractual agreements like certificates of deposit will remain the same in accordance with the original terms of the agreements.  After the transaction closes, Horizon will work with Heartland’s senior management team to monitor deposit interest rates weekly to ensure all accounts earn and/or receive a competitive interest rate.  Those deposit products with variable rate pricing would be subject to change dependent upon the current competitive interest rate environment at the time we close.

Q:  Will interest rates or terms change for Heartland’s loan customers?
A: Interest rates on contractual agreements like loans will remain the same in accordance with the original terms of the agreements.  After the transaction closes, Horizon will work with Heartland’s senior management team to monitor loan interest rates to ensure new loans are priced at a competitive rate given the borrowers risk profile and term of the loan.

Q: Will any of Heartland’s products or services be eliminated?
A:  At the current time Horizon has not made a final determination on eliminating any products or services.  As we move through the integration process we will keep you apprised of any changes to products or services.  In addition, if any products or services are eliminated proper advance customer notification will be given.

See next page for Additional Information

Additional Information

In connection with the proposed merger, Horizon will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Heartland and a Prospectus of Horizon, as well as other relevant documents concerning the proposed transaction.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Horizon has filed with the SEC by contacting Mary McColl, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360, telephone: (219) 874-9272 or on Horizon’s website at www.accesshorizon.com under the tab “Investor Relations” and then under the heading “Information Requested”. The information available through Horizon’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon makes with the SEC.

Horizon and Heartland and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Heartland in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in the proxy statement for Horizon’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 23, 2011.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act giving Horizon’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Horizon’s reports filed with the Securities and Exchange Commission (the “SEC”), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by the shareholders of Heartland, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating Horizon’s and Heartland’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Horizon’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act.